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                              EXHIBIT (5)(a)
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                                                          Exhibit (5)(a)



Facsimile -- (517) 788-0768                                  Denise M Sturdy
Writer's Direct Dial Number -- (517) 788-0179      Assistant General Counsel




August 3,  1995




CMS Energy Corporation
330 Town Center Drive
Suite 1100
Dearborn, Michigan 48126

This opinion is given in connection with the Registration Statement on Form S-8 (the "Registration Statement") being filed by CMS Energy Corporation (the "Corporation") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the "Securities Act"), relating to the registration of Class G Common Stock, no par value, of the Corporation (the "Class G Common Stock") which may be issued upon exercise of options granted to employees of the corporation pursuant to CMS Energy Corporation's Performance Incentive Stock Plan and which may be issued upon a distribution or withdrawal of the value of units credited to the employees' account in the Employees' Savings and Incentive Plan of Consumers Power Company (collectively, "the Plans").

I am of the opinion that when the applicable provisions of the Securities Act of 1933 are complied with, the Class G Common Stock will be, as and when acquired in accordance with the terms and conditions of the Plans, legally issued, fully paid and nonassessable.

I do not find it necessary for the purposes of this opinion to cover, and accordingly express no opinion as to, the application of the securities or Blue Sky Laws of the various states to the sale of the Class G Common Stock.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Denise M. Sturdy, Esq.
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